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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Partners
Acquisition Partnerships:

     We consent to incorporation by reference in the registration statements on Form S-8 and S-3 of FirstCity Financial Corporation of our report dated March 24, 1998, relating to the combined balance sheets of the WAMCO Partnerships as of December 31, 1997 and 1996, and the related combined statements of operations changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997 which report appears in the December 31, 1997, annual report on Form 10-K of FirstCity Financial Corporation.

                                            KPMG Peat Marwick LLP

Fort Worth, Texas
March 25, 1998